Exhibit 99.1

CONTACT:	Sean Collins
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Thursday, Dec. 29, 2011

AMR COMMON STOCK AND RELATED LISTED SECURITIES
TO BE DELISTED FROM NEW YORK STOCK EXCHANGE

FORT WORTH, Texas –  AMR Corporation, the parent company of American Airlines, Inc. and AMR Eagle Holding Corporation, reported that it has received written notification from the New York Stock Exchange (NYSE) advising AMR that its common stock traded under the symbol AMR, its 9% Debentures due 2016 traded under the symbol AMR 16 and its 7.875% PINES (Public Income Notes) due 2039 traded under the symbol AAR will be suspended from trading on the NYSE, and that the NYSE will apply to the  Securities and Exchange Commission to commence delisting procedures for these securities.  The suspension will begin prior to the opening of the market on Thursday, Jan. 5, 2012. NYSE advised AMR that it is taking these steps because the average closing price of AMR’s common stock fell below the NYSE’s continued listing minimum share price standard of $1 over a consecutive 30-trading-day period.
Due to the company’s Chapter 11 filing, AMR is not able to affirm an intent to cure the aforementioned share price deficiency and, accordingly, does not oppose the suspension and delisting of its securities.
The company expects that price quotations for its common stock and publicly traded debt securities will be available under new symbols on the OTC Bulletin Board (OTCBB) and Pink Sheets Electronic Quotation Service as early as January 5, 2012.  The company will publicly announce the new symbols and their effective date as soon as practicable.  Information about these services is available at www.otcbb.com and www.pinksheets.com.
AMR cannot predict what the ultimate value of any of its securities may be, and it remains too early to determine whether holders of any such securities will receive any distribution in the Chapter 11 reorganization. In particular, in most Chapter 11 cases, holders of equity securities receive little or no recovery of value from their investment.

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AMR COMMON STOCK AND RELATED LISTED SECURITIES TO BE DELISTED

Dec. 29, 2011

As a result, AMR urges investors to exercise appropriate caution with respect to any existing or future investments in AMR's securities.

About American Airlines

American Airlines, American Eagle and the AmericanConnection® carrier serve 260 airports in more than 50 countries and territories with, on average, more than 3,300 daily flights. The combined network fleet numbers more than 900 aircraft. American's award-winning website, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members and members-elect serve more than 900 destinations with more than 10,000 daily flights to 149 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, and AAdvantage are trademarks of American Airlines, Inc.

AMR Corporation, and certain of its United States-based subsidiaries, including American Airlines, Inc. and AMR Eagle Holding Corporation, on Nov. 29 filed voluntary petitions for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York. More information about the Chapter 11 filing is available on the Internet at http://aa.com/restructuring.

Forward Looking Statement

This press release contains "forward-looking statements." These statements are based on AMR management's current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those that the company now anticipates — both in connection with the Chapter 11 filings and AMR's business and financial prospects. Statements of management's expectations, including its desire to successfully restructure in order to return the company to long term viability and financial strength, to compete effectively in the marketplace, to cut costs and to restore profitability, are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. Readers are referred to the documents filed by the company with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. Those risks include, without limitation, the potential impact of volatile and rising fuel prices. The company disclaims any obligation to update any forward-looking statements.

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The address is http://www.aa.com